Exhibit 21.1

Subsidiaries of G REIT Liquidating Trust as of April 13, 2012

G REIT Sutter Square GP, LLC (Delaware)

G REIT Sutter Square, L.P. (California)

G REIT Western Place GP, LLC (Delaware)

G REIT Western Place, LP (Texas)

G REIT Congress Center Member, LLC (Delaware)

G REIT Congress Center, LLC (Delaware)